                                                                       Exhibit A

================================================================================


                         COMMON STOCK PURCHASE AGREEMENT

                                     Between

                          NET 1 UEPS TECHNOLOGIES, INC.


                                       And

             SAPEF III INTERNATIONAL G.P. LIMITED (OR ITS NOMINEES)


                          Dated as of January 30, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                     PAGE
ARTICLE I AGREEMENT TO SELL AND PURCHASE                              2

    SECTION 1.1.      Authorization of Shares                         2

    SECTION 1.2.      Sale and Purchase                               2

ARTICLE II CLOSING, DELIVERY AND PAYMENT                              2

    SECTION 2.1.      Closing                                         2

    SECTION 2.2.      Delivery                                        2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY             3

    SECTION 3.1.      Organization, Good Standing and Qualification   3

    SECTION 3.2.      Capital Structure                               3

    SECTION 3.3.      Authority; No Conflicts; Governmental
                      Approvals.                                      4

    SECTION 3.4.      Reports and Financial Statements.               5

    SECTION 3.5.      Information Supplied                            5

    SECTION 3.6.      Board Approval.                                 6

    SECTION 3.7.      Vote Required. T                                6

    SECTION 3.8.      Litigation, Compliance with Laws                6

    SECTION 3.9.      Absence of Certain Changes or Events.           7

    SECTION 3.10.     Environmental Matters                           7

    SECTION 3.11.     Intellectual Property.                          7

    SECTION 3.12.     Brokers or Finders                              8

    SECTION 3.13.     Taxes.                                          8

    SECTION 3.14.     Certain Contracts                               8

    SECTION 3.15.     Employee Benefit Plans.                         9

    SECTION 3.16.     Labor Matters.                                  9

    SECTION 3.17.     Affiliate Transactions                         10

    SECTION 3.18.     Insurance.                                     10

    SECTION 3.19.     Opinion of the Company Financial Advisor.      10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER           10

    SECTION 4.1.      Requisite Power and Authority                  10

    SECTION 4.2.      Investment Representations                     10

    SECTION 4.3.      Litigation                                     11

    SECTION 4.4.      No Broker                                      11

ARTICLE V COVENANTS OF THE COMPANY                                   11

    SECTION 5.1.      Ordinary Course of Business                    11

    SECTION 5.2.      Access                                         13

    SECTION 5.3.      Creation of Subsidiaries for Certain
                      Acquisitions                                   13

    SECTION 5.4.      Use of Proceeds                                13

    SECTION 5.5.      Efforts                                        14

    SECTION 5.6.      Notification of Certain Matters                14

    SECTION 5.7.      Regulatory and Other Authorizations; Notices
                      and Consents                                   14

    SECTION 5.8.      Appointment of Directors                       14

    SECTION 5.9.      Stockholder Approval                           15

    SECTION 5.10.     The Registration Rights Agreement              15

    SECTION 5.11.     Convertible Preference Stock                   15

ARTICLE VI CONDITIONS TO CLOSING                                     15

    SECTION 6.1.      Conditions to the Purchaser's Obligation       15

    SECTION 6.2.      Conditions to Obligations of the Company       17

ARTICLE VII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS;
INDEMNIFICATION                                                      17

    SECTION 7.1.      Survival.                                      17

    SECTION 7.2.      Exclusivity                                    18

    SECTION 7.3.      Indemnification.                               18

    SECTION 7.4.      Method of Asserting Claims                     19

ARTICLE VIII Certain Agreements                                      20

    SECTION 8.1.      Financial Statements and Other Reports         20

ARTICLE IX MISCELLANEOUS                                             22

    SECTION 9.1.      Other Definitions                              22

    SECTION 9.2.      Governing Law; Jurisdiction; Waiver of Jury
                      Trial                                          27

    SECTION 9.3.      Successors and Assigns; Assignment             27


    SECTION 9.4.      No Reliance                                    27

    SECTION 9.5.      Entire Agreement; Supersedes Prior Agreement   27

    SECTION 9.6.      Severability                                   27

    SECTION 9.7.      Amendment and Waiver                           27

    SECTION 9.8.      Delays or Omissions                            27

    SECTION 9.9.      Notices                                        28

    SECTION 9.10.     Expenses                                       29

    SECTION 9.11.     Titles and Subtitles                           29

    SECTION 9.12.     Termination                                    29

    SECTION 9.13.     Counterparts; Execution by Facsimile Signature 29

    Schedules

    Schedule 3.17 --- Disclosure Schedule

    Exhibits

    Exhibit A -- Articles of Amendment to the Articles of
    Incorporation of the Company

    Exhibit B -- Form of Opinion of Counsel to the Company

                         COMMON STOCK PURCHASE AGREEMENT

            COMMON STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 30, 2004, between NET 1 UEPS TECHNOLOGIES, INC., a Florida corporation (the "Company"), and SAPEF III INTERNATIONAL G.P. LIMITED, a British Virgin Islands company and its nominees (together, with its nominees, the "Purchaser").

                                    RECITALS

            WHEREAS, pursuant to a Sale Agreement dated October 31, 2003 among Aplitec (as defined herein), Net 1 Investment Holdings (Proprietary) Limited, Net 1 Support Services (Proprietary) Limited and New Aplitec (as defined herein) (the "Aplitec Acquisition Agreement"), the Company intends to acquire, through a wholly owned subsidiary, substantially all of the assets and liabilities of Aplitec (the "Aplitec Acquisition");

            WHEREAS, the Company intends to amend its Articles of Incorporation in the form attached hereto as Exhibit A (the "Amendment") to (i) increase the maximum number of the Company's authorized shares of the Common Stock, par value $0.001 per share (the "Common Stock") from 100,000,000 shares to 500,000,000 shares, (ii) increase the authorized shares of preferred stock (the "Preferred Stock") from 3,000,000 to 300,000,000 and (iii) set forth the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority of Article IV of the Articles of Incorporation;

            WHEREAS, the Amendment requires approval from the majority of the unaffiliated holders of shares of Common Stock ("Stockholder Approval");

            WHEREAS, subject to obtaining the Stockholder Approval, the Company has authorized the sale and issuance of an aggregate of 105,661,428 shares of its Common Stock, and 192,967,138 shares of its Special Convertible Preference Stock, par value $0.001 per share (the "Convertible Preference Stock");

            WHEREAS, the Company intends to use a portion of the proceeds from the sale of shares of Common Stock in connection with the Aplitec Acquisition, which portion will be in a certain dollar amount equal to 229,814,997 South African Rand on the date of payment for the shares of Common Stock as contemplated herein and for which will constitute a suspensive condition in the Aplitec Acquisition Agreement, and the balance of the proceeds will be used for working capital and general corporate purposes of the Company, which is not a suspensive condition under the Aplitec Acquisition Agreement;

            WHEREAS, the Purchaser initially desires to purchase shares of Common Stock, on the terms and conditions set forth herein; and

            WHEREAS, the Company desires to issue and sell such shares of Common Stock to the Purchaser on the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

                    ARTICLE I AGREEMENT TO SELL AND PURCHASE

            SECTION 1.1. Authorization of Shares. The Company, subject to Stockholder Approval, has authorized (i) the initial sale and issuance to the Purchaser of 105,661,428 shares of Common Stock (the "Firm Shares"), subject to the Stockholder Approval, (ii) the issuance of up to 192,967,138 shares of Convertible Preference Stock in connection with the Aplitec Acquisition, and
(iii) the issuance of up to 192,967,138 shares of Common Stock upon conversion of the shares of Convertible Preference Stock (the "Conversion Shares"). The Convertible Preference Stock shall have the rights, preferences, privileges and restrictions set forth in the Amendment.

            SECTION 1.2. Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Firm Shares for the consideration of (i) cash in the amount of $0.50 per Firm Share and (ii) the procurement of the assignment of all the issued and outstanding capital stock of New Aplitec. Subject to the terms and conditions hereof, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, at the Closing, 105,661,428 Firm Shares.

                    ARTICLE II CLOSING, DELIVERY AND PAYMENT


            SECTION 2.1. Closing. The closing of the sale and purchase of the Firm Shares under this Agreement (the "Closing"), shall take place on the 12th business day after the satisfaction or waiver of the conditions set forth in
Section 6, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other time or place as the Company and the Purchaser may mutually agree (such date for the purchase of the Firm Shares is hereinafter referred to as the "Closing Date").

            SECTION 2.2. Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchaser all of the Firm Shares to be purchased in accordance with Section 1.2 at the Closing, by delivery of a certificate or certificates evidencing the Firm Shares to be purchased at such Closing, free and clear of any encumbrances (other than those placed thereon by or on behalf of the Purchaser), and the Purchaser will make payment to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds to an account designated by the Company at least two business days prior to the applicable Closing Date.

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            SECTION 3.1. Organization, Good Standing and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined herein) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The copies of the Articles of Incorporation and By-laws of the Company which were previously furnished or made available to the Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement. The Company is not in default in the performance, observation or fulfillment of its Articles of Incorporation or By-laws, and except for the Amendment, no amendments to the Company's Articles of Incorporation or By-laws are currently pending. The minute books and other corporate records of the Company are complete and accurate in all material respects and contain all resolutions and other appropriate documents ratifying the actions of the Company to the date of this Agreement. The stock records of the Company are true and complete. The Company has made true, complete and correct copies or originals of all such documents available for review and inspection by the Purchaser and its representatives.

            (b) The Company has no Subsidiaries.


            SECTION 3.2. Capital Structure.

            (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock, of which 15,852,856 shares were outstanding as of the date hereof, (B) 3,000,000 shares of Preferred Stock, $.10 par value per share, of which no shares of are outstanding. Since December 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no capital stock is entitled to preemptive rights. There were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from the Company. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted since December 31, 2002 to the date of this Agreement.

            (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

            (c) Except as otherwise set forth in this Section, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

            (d) After giving effect to the Aplitec Acquisition and the transactions contemplated in this Agreement and the Aplitec Acquisition Agreement, there will be outstanding 121,514,284 shares of Common Stock and 192,967,138 shares of Convertible Preferred Stock.

            SECTION 3.3. Authority; No Conflicts; Governmental Approvals.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the Shareholder Approval referred to in Section 3.7. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of the Amendment by the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws (as defined herein) relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing.

            (b) The execution and delivery of this Agreement by the Company does not, and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the Articles of Incorporation or By-laws of the Company or (B) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, Permit (as defined herein), Law or Order (as defined herein) applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined herein) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company and the consummation of the other transactions contemplated hereby, except for those required under or in relation to (A) the Florida Business Corporation Act (the "Florida Statute") with respect to the filing of the Amendment, (B) the filing of a proxy statement with respect to the Stockholder Approval with the SEC under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which proxy statement will also constitute the prospectus for the Registration Statement on Form S-4 referred to in clause (C) (the "Proxy Statement/Prospectus") and (C) the filing of a registration statement of the Company on Form S-4 with the SEC (the "Form S-4") under the Securities Act of 1933, as amended, (the "Securities Act") with respect to the issuance of the shares of Convertible Preference Stock and the shares of Common Stock issuable upon conversion of such shares of Convertible Preference Stock, and the declaration by the SEC of the Form S-4 effective, and (D) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            SECTION 3.4. Reports and Financial Statements.

            (a) The Company and its controlling stockholders have filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, including all exhibits thereto, the "SEC Reports"). None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Reports and any public announcements made by the Company after the date hereof as of the date of filing or announcement, as applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances, not misleading. Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP (as defined herein) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

            (b) Except as disclosed in the SEC Reports filed prior to the date hereof, the Company has not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            SECTION 3.5. Information Supplied.

            (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to the Company stockholders or at the time of the stockholders meeting at which the stockholders will vote to on the matters as set forth in the Proxy Statement/Prospectus, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (b) Notwithstanding the foregoing provisions of this Section 3.5(b), 2no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by (i) the Purchaser or (ii) Aplitec (as defined herein) in connection with the Aplitec Acquisition (as defined herein).

            SECTION 3.6. Board Approval. The Board of Directors of the Company, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Aplitec Acquisition Agreement,
(iii) opted-out of Section 607.0902 of the Florida Statute (regarding control-share acquisitions), (iv) determined that the filing of the Amendment with the State of Florida Department of State is in the best interest of the Company in connection with the terms of this Agreement, and (v) approved the designation of shares of Convertible Preference Stock as set forth in the Amendment. No state takeover statute or other similar statute is applicable to this Agreement or the other transactions contemplated hereby, including Section
607.0901 of the Florida Statute (regarding affiliated transactions) and 607.0902 of the Florida Statute (regarding control-share acquisitions).

            SECTION 3.7. Vote Required. The affirmative vote of the majority of holders of Common Stock who cast votes to approve the Amendment is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the filing of the Amendment and the other transactions contemplated hereby.

            SECTION 3.8. Litigation, Compliance with Laws.

            (a) There is no suit, action, investigation or proceeding pending or, to the Knowledge (as defined herein) of the Company, threatened, against or affecting the Company, nor is there any Order of any Governmental Entity (as defined herein) or arbitrator outstanding against the Company.

            (b) Except as disclosed in the SEC Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company holds all Permits necessary for the operation of the Businesses of the

Company, taken as a whole. The Company is in compliance with the terms of each such Permit, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, the business of the Company is not being conducted in violation of, and the Company has not received any notices of violations with respect to, any Law of any Governmental Entity, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            SECTION 3.9. Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the SEC Reports filed prior to the date of this Agreement, since June 30, 2003, the Company has conducted its business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or (ii) any action taken by the Company during the period from June 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Closing Date, would have constituted a breach of Section 5.1.

            SECTION 3.10. Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the operations of the Company have been and are in compliance with all applicable Environmental Laws (as defined herein) and with all Environmental Permits (as defined herein),
(ii) there are no pending or, to the Knowledge of the Company, threatened, actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against the Company or, to the Knowledge of the Company, involving any real property currently or formerly owned, operated or leased by the Company, (iii) the Company is not subject to any Environmental Liabilities (as defined herein) and, to the Knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Company or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and all real property operated or leased by the Company is free of Hazardous Materials (as defined herein) in conditions and concentrations that would reasonably be expected to have an adverse effect on human health or the environment and the Company has disposed of any Hazardous Materials on or about such premises, and
(v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would have a Material Adverse Effect on the Company.

            SECTION 3.11. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined herein) used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of the Company, the use of any Intellectual Property by the Company does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company acquired the right to use any Intellectual Property; (c) to the Knowledge of the Company, no Person is challenging or infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by or licensed to the

Company; and (d) the Company has not received any written notice of any pending claim with respect to any Intellectual Property used by the Company and to the Knowledge of the Company no Intellectual Property owned or licensed by the Company is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. Each of the Technology Agreements (as defined herein) is in full force and effect and there is no Violation of any of such Technology Agreements.

            SECTION 3.12. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except for Brait Advisory Services Limited ("BAS") appointed by Letter of Appointment dated April 25, 2003, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm, copies of which have been provided to the Purchaser.

            SECTION 3.13. Taxes. The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined herein) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes (as defined herein) that are shown as due and payable on such filed Tax Returns or that the Company is obligated to pay without the filing of a Tax Return; (iii) has paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002; (iv) has withheld from amounts owing to any employee, creditor or other Person (as defined herein) all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) has not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) has never been members of any consolidated group for income tax purposes; and (vii) is not party to any tax sharing agreement or arrangement. No Liens for Taxes exist with respect to any of the assets or properties of the Company, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith. The Company has made available to the Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company for each of the years ended December 31, 2001 and 2002. There is no contract or agreement, plan or arrangement by the Company covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. There are not being conducted or, to the Knowledge of the Company, threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company. The Company has not been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code.

            SECTION 3.14. Certain Contracts.

            (a) The Disclosure Schedule attached hereto as Schedule 3.13 (the "Disclosure Schedule") lists, as of the date hereof, each of the following contracts, agreements or arrangements to which the Company is a party or by which it is bound: (i) any contract for the purchase or sale of services, materials, products or supplies which involve aggregate payments by the Company of more than $10,000 for each such agreement or involve aggregate payments to the Company of more than $10,000 for each such agreement or other statutory or regulatory requirements), (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor (excluding trade payables or receivables arising in the ordinary course of business), (iii) any contract or other agreement restricting the payment of dividends or the repurchase of stock or other equity, (iv) employment agreements, (v) change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both,
(vi) labor contracts, (vii) joint venture, partnership agreements or other similar agreements, (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, (ix) any contract, agreement or policy for reinsurance, (x) any contract or agreement that is material to the business, assets or condition (financial or otherwise) of the Company taken as a whole, or (xi) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts the Company or any successor thereto or that would, after the Closing Date, limit or restrict the Purchaser or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area (collectively, the "Material Contracts").

            (b) The Company is not, nor has it received any notice or has any Knowledge that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            SECTION 3.15. Employee Benefit Plans.

            (a) The Company has no Benefit Plan (as defined herein), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future liability.

            (b) No Company Plan (as defined herein) exists which could result in the payment to any employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.

            SECTION 3.16. Labor Matters.

            The Company has only one employee.

            SECTION 3.17. Affiliate Transactions.

            Except as disclosed in Schedule 3.13, there are no contracts, commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, on the other hand.

            SECTION 3.18. Insurance.

            The Company has provided or made available to the Purchaser true, correct and complete copies of all policies of insurance to which the Company is a party or is a beneficiary or named insured. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

            SECTION 3.19. Opinion of the Company Financial Advisor.

            The Board of Directors of the Company has received the opinion of Stenton Leigh Capital Corporation (the "Company Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid for the Firm Shares is fair, from a financial point of view, to the holders of Company Common Stock (other than the Purchaser and its Affiliates), copy of which opinion will promptly be made available to the Purchaser after receipt by the Company.

           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser hereby represents and warrants to the Company as follows:

            SECTION 4.1. Requisite Power and Authority. The Purchaser has all requisite power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder. All action on the Purchaser's part necessary for the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all obligations of the Purchaser hereunder as of the Closing has been or will be effectively taken prior to the Closing. This Agreement has been or will be duly executed and delivered by the Purchaser. This Agreement (assuming due execution and delivery by the Company) will be legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            SECTION 4.2. Investment Representations. The Purchaser acknowledges that the Firm Shares have not been registered under the Securities Act or under any state securities laws. The Purchaser (a) is acquiring the Firm Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, (b) is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC, (c) acknowledges that the Firm Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available and (d) represents that by reason of its business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. The Purchaser has had an opportunity to ask questions of and receive answers from, officers of the Company. The Purchaser understands that such discussions, as well as any other written information issued by the Company, were intended to describe certain aspects of the Company's business and operations, but were not an exhaustive description.

            SECTION 4.3. Litigation. There is no Action pending, or to the Purchaser's knowledge, currently threatened against the Purchaser which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

            SECTION 4.4. No Broker. The Purchaser has not employed any broker or finder, or incurred any liability for any brokerage or finders' fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

                       ARTICLE V COVENANTS OF THE COMPANY

            SECTION 5.1. Ordinary Course of Business. The Company covenants and agrees that, during the period from the date hereof to the Closing Date and except as contemplated herein, in the Aplitec Acquisition Agreement, the Asset Purchase Agreement or as otherwise agreed to in writing by the Purchaser, the business of the Company shall be conducted only in, and the Company shall not take any action except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with such of the customers, suppliers, licensors, licensees, or distributors with which the Company has significant business relations. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, except as contemplated herein, in the Aplitec Acquisition Agreement, or in the Asset Purchase Agreement, directly or indirectly do, or propose or commit to do, any of the following:

            (a) Except to incorporate the provisions of the Amendment, amend its Articles of Incorporation or By-laws or, equivalent organizational documents;

            (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company;

            (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, whether in a single transaction or series of related transactions or (B) enter into any proposed transaction or series of related transactions involving a "change of control" of the Company;

            (f) Transfer, lease, mortgage, or otherwise dispose of or subject to any lien any of its assets;

            (g) Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person;

            (h) Enter into or amend any contract or agreement, other than contracts or amendments issued or entered into in the ordinary course of business with customers or providers of the Company, or any agreement contemplated herein;

            (i) Increase the compensation or fringe benefits of any of its directors, officers or employees, or grant any severance or termination pay or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (j) Except as may be required as a result of a change in Law or in GAAP, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

            (k) Settle or compromise any pending or threatened suit, action or claim;

            (l) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

            (m) Fail to maintain in full force and effect the existing insurance policies covering the Company or its properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding 150% of the current cost of such policy;

            (n) Authorize or make capital expenditures which are, in the aggregate, in excess of $100,000 for the Company;

            (o) Expand its marketing efforts beyond those countries or states in which its products are offered as of the date of this Agreement, except as agreed in writing with the Purchaser;

            (p) Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or

            (q) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(q) or any action which would result in any of the conditions set forth in Article VII not being satisfied or materially delay the Closing.

            SECTION 5.2. Access. From the date of this Agreement to the Closing Date (the "Pre-Closing Period"), the Company shall, and shall cause its officers, directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of the Purchaser, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (b) furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may from time to time reasonably request and
(c) afford the Purchaser the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers on a regular basis.

            SECTION 5.3. Creation of Subsidiaries for Certain Acquisitions . On the Closing Date, each of New Aplitec and Applied Technologies shall become direct, wholly owned subsidiaries of the Company, and the Company shall cause them to consummate the transactions contemplated in this Agreement for the purpose of effecting the Aplitec Acquisition, in the case of New Aplitec, and the acquisition of the IP rights of Luxco pursuant to the Asset Purchase Agreement, in the case of Applied Technologies.

            SECTION 5.4. Use of Proceeds. The Company shall use the proceeds from the sale of the Firm Shares to finance the Aplitec Acquisition, to fund working capital and for general corporate purposes; provided that a certain dollar amount to be equal to ZAR 229,814,997 as determined on the Closing Date, of such proceeds shall be used by the Company to (i) invest in New Aplitec A Class Shares (as defined herein) and (ii) advance a credit loan account in New Aplitec in the aggregate principal amount of ZAR 172,361,248, all on the terms and subject to the conditions set forth in the Subscription Agreement, dated as of October 31, 2003, between the Company and New Aplitec (the "Subscription Agreement").

            SECTION 5.5. Efforts. Each party hereto agrees to use commercially reasonable efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement.

            SECTION 5.6. Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt notice to the Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article III to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement or result in the failure or inability to satisfy any of the conditions precedent set forth in Section 6.1.

            SECTION 5.7. Regulatory and Other Authorizations; Notices and Consents. Each of the parties hereto shall use their commercially reasonable efforts to give such notices and obtain all authorizations, consents, orders and approvals of all governmental authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

            SECTION 5.8. Appointment of Directors.

            (a) Prior to the Closing, the Company shall take all action necessary to increase the size of the Board up to 10 (ten) directors and to elect three (3) designees of the Purchaser to the Board.

            (b) At any time, in the Purchaser's reasonable determination and at the request of the Purchaser, (i) the Company shall nominate Brait Nominees (as defined herein) for election or appointment to the Board of Directors as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the annual election of directors, and shall provide the same support for the election of such Brait Nominee as it provides to other persons standing for election as directors of the Company as part of the Company's management slate, (ii) the Company shall not permit the removal of any of the Brait Nominees from the Board of Directors without the approval of the Purchaser, and (iii) unless otherwise agreed to by the Purchaser, each committee of the Board of Directors (including any executive committee, audit committee or compensation committee) shall contain a number of Brait Nominees (to the extent available), rounded upward to the nearest whole number, equal to the total number of directors on such committee multiplied by the percentage of the entire Board of Directors who are Brait Nominees.

            (c) The Company shall reimburse each Brait Nominee that serves as a director for all reasonable costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board of Directors or any committee of the Board of Directors upon which such director serves. The Company shall indemnify and provide directors and officers liability insurance for each such director to the maximum extent permitted by law. The Company shall purchase additional policies or endorsements to existing insurance policies as are necessary to provide continuous directors and officers liability insurance coverage including coverage for claims asserted up to six years after the termination of such a policy that arise out of matters occurring prior to such policy terminations, as reasonably requested by the Purchaser.

            SECTION 5.9. Stockholder Approval. As promptly as practicable following the filing and causing the S-4 to be declared effective by the SEC and mailing or providing to the shareholders of Aplitec a copy of the Proxy Statement/Prospectus, the Company shall take all action necessary to obtain the Stockholder Approval approving the Capital Increase as set forth in the Amendment, including, without limitation, preparing, filing with the SEC and mailing to its stockholders a Proxy Statement/Prospectus or statements with respect thereto, and duly calling, setting a record date for, giving notice of, convening and holding a meeting or meetings of its stockholders for such purpose. The Board shall recommend stockholder approval of (i) the issuance of the Firm Shares and the shares of Convertible Preference Stock and (ii) the Amendment.

            SECTION 5.10. The Registration Rights Agreement. Prior to the Closing, the Company, Purchaser, Purchaser's nominees who purchase Firm Shares and other investors mutually agreed to between the Company and the Purchaser shall enter into a registration rights agreement, with such terms as may agreed upon among the parties thereto.

            SECTION 5.11. Convertible Preference Stock. In connection with the Aplitec Acquisition, the Company shall issue 192,967,138 shares of Convertible Preference Stock, as provided for in the Amendment, which shares shall be issued to the Aplitec Holdings Participation Trust, a trust established in the Cayman Islands, for the benefit of the New Aplitec Participation Trust, a trust established in South Africa, and indirectly the shareholders of Aplitec who elect the reinvestment option pursuant to the terms of the Aplitec Acquisition Agreement.

                        ARTICLE VI CONDITIONS TO CLOSING

            SECTION 6.1. Conditions to the Purchaser's Obligation.

            (a) Closing. The Purchaser's obligation to purchase the Firm Shares at the Closing is subject to the satisfaction (or waiver by the Purchaser) of the following conditions:

                  (i) Representations and Warranties True; Performance of Obligations. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date). The Company shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.

                  (ii) Legal Investment. On such Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Shares, as the case may be, and the other transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

                  (iii) Proceedings and Litigation. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Shares, as the case may be, or the other transactions contemplated by this Agreement.

                  (iv) Approvals. All approvals, consents, permits and waivers of governmental authorities and of third parties in the reasonable judgment of the Purchaser necessary or appropriate for consummation of the transactions contemplated by this Agreement shall have been obtained, and no such approval, consent, permit or waiver of any governmental authority or such other third party shall contain any term or condition that the Purchaser in its reasonable discretion determines to be unduly burdensome.

                  (v) Compliance Certificate; Secretary's Certificate. The Company shall have delivered to the Purchaser a compliance certificate, executed by the Chairman of the Board of Directors and the Chief Executive Officer President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.1(a)(i) have been satisfied. The Company shall have delivered to the Purchaser a certificate executed by the Secretary of the Company, dated the Closing Date, certifying as to
      (i) the resolutions of the Board evidencing approval of the transactions contemplated by and from this Agreement and the authorization of the named officer or officers to execute and deliver this Agreement and (ii) certain of the officers of the Company, their titles and examples of their signatures.

                  (vi) Legal Opinion. The Purchaser shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in the form attached hereto as Exhibit B.

                  (vii) Stockholder Approval. The Stockholder Approval shall have been obtained.

                  (viii) Amendment. The Amendment authorizing the increase of authorized shares of Common Stock and designation of the stock of Convertible Preference Stock shall have been filed with and certified by the State of the Florida Department of State.

                  (ix) Board of Directors. The Company shall have taken all actions required by Section 5.9.

                  (x) Asset Purchase Agreement. The Asset Purchase Agreement shall have been executed and delivered.

                  (xi) Aplitec Acquisition Agreement. The Aplitec Acquisition Agreement shall have been executed and delivered and the suspensive conditions referred to therein shall have been fulfilled substantially satisfactorily to the Purchaser, save for any condition therein that this agreement becomes unconditional.

            SECTION 6.2. Conditions to Obligations of the Company.

            (a) Closing. The Company's obligation to issue and sell the Firm Shares at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing, of the following conditions:

                  (i) Representations and Warranties True. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date. The Purchaser shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.

                  (ii) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Firm Shares, as the case may be, and the other transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

                  (iii) Proceedings and Litigation. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Firm Shares or the other transactions contemplated by this Agreement.

                  (iv) Approvals. All approvals, consents, permits and waivers of governmental authorities and other third parties in the reasonable judgment of the Purchaser necessary or appropriate for consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (v) Stockholders Approval. The Stockholder Approval shall have been obtained.

         ARTICLE VII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS;
                                 INDEMNIFICATION

            SECTION 7.1. Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement. All representations, warranties, covenants and agreements contained in this Agreement shall remain operative and in full force and effect for 24 months after the Closing Date. Notwithstanding the preceding sentence, (i) the representations and warranties contained in Section 3.13 (Taxes) shall terminate on the date that is thirty (30) days after the expiration of the period of all applicable statutes of limitations,
(ii) the representations and warranties contained in Section 3.10 (Environmental Matters) shall terminate on the date that is five (5) years after the Closing Date and (iii) the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Capital Structure), 3.3 (Authority; No Conflicts; Governmental Approvals) and 3.11 (Brokers or Finders) will survive the Closing indefinitely.

            (b) No claim for indemnification hereunder for breach of any such representations or warranties may be made after the expiration of the survival period applicable to such claims; provided that any representation or warranty in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

            SECTION 7.2. Exclusivity. After the closing to the extent permitted by Law, the indemnities set forth in Section 7.3 shall be the exclusive remedies of the Purchaser against the Company, on the one hand, and of the Company against the Purchaser and its Affiliates, on the other hand for any breach of representation or warranty or breach of any covenant or agreement contained in this Agreement. Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any remedies available under applicable Law for fraud or willful breach.

            SECTION 7.3. Indemnification.

            (a) Subject to the other Sections of this Article VII, the Company (the "Purchaser Indemnifier") shall indemnify the Purchaser, its Affiliates and their respective partners, members, stockholders, representatives, officers, directors, employees, agents, successors and permitted assigns (collectively, the "Purchaser Indemnitee) in respect of, and save and hold each of them harmless from and against, any and all Losses (as defined herein) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of a representation or warranty made by the Company without regard to any materiality qualifiers (including Material Adverse Effect) and, in the case of Section 4.2(j) (Environmental Matters), qualifications of Knowledge or (ii) any breach or non-fulfillment of any covenant or agreement or other provision by the Company contained in this Agreement.

            (b) Subject to the other Sections of this Article VII, the Purchaser (the "Company Indemnifier", and together with the Purchaser Indemnifier, the "Indemnifiers") shall indemnify the Company, its officers, directors, employees, agents, successors and permitted assigns (collectively, the "Company Indemnitee", and together with the Purchaser Indemnitee, the "Indemnified Parties") in respect of, and save and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to
(i) any breach of a representation or warranty made by the Company without regard to any materiality qualifiers (including Material

Adverse Effect) and (ii) any breach or non-fulfillment of any covenant or agreement or other provision by the Purchaser contained in this Agreement.

            SECTION 7.4. Method of Asserting Claims.

            All claims for indemnification by any Indemnified Party under
Section 7.3 will be asserted and resolved as follows:


            (a) In the event any claim or demand in respect of which a Indemnified Party might seek indemnity under Section 7.3 is asserted against or sought to be collected from a Indemnifier by a Person other than the Purchaser or any Affiliate of the Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifier; provided that the failure to so notify the Indemnifier shall not relieve the Indemnifier of its obligations hereunder except to the extent (and only to the extent) that such failure shall have caused the damages for which the Indemnifier is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifier prompt notice hereunder. The Indemnifier will notify the Indemnified Party as soon as practicable within the Dispute Period (as defined herein) whether the Indemnifier disputes its liability to the Indemnified Party under this Section 7.3 or whether the Indemnifier desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                  (i) If the Indemnifier notifies the Indemnified Party within the Dispute Period that the Indemnifier desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7.4(a), then the Indemnifier will have the right to defend with counsel selected by the Indemnifier who shall be reasonably acceptable to the Indemnified Party, at the sole cost and expense of the Indemnifier, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifier to a final conclusion; provided that the Indemnifier shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim. If the Indemnifier assumes defense of a Third Party Claim, then such Indemnifier will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifier's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifier; and provided, further, that the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; and provided further, that if requested by the Indemnifier, the Indemnified Party will, at the sole cost and expense of the Indemnifier, cooperate with the Indemnifier and its counsel in contesting any Third Party Claim that the Indemnifier elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifier if (i) so requested by the Indemnifier to participate, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying that would make such separate representation advisable or (iii) the Indemnified Party has defenses available to it that are not available to the Indemnifier.

                  (ii) If an Indemnifier fails to notify the Indemnified Party within the Dispute Period that the Indemnifier desires to defend the Third Party Claim pursuant to this Section 7.4(a), or if an Indemnifier gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifier fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifier, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifier, which consent will not be unreasonably withheld delayed or conditioned). If an Indemnified Party defends any Third Party Claim, then the Indemnifier shall be required to reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third Party Claim within ten (10) Business Days after the date of receipt of any bill. The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifier will, at the sole cost and expense of the Indemnifier, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Company Indemnifier or any of its Affiliates). The Indemnifier may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifier will bear its own costs and expenses with respect to such participation.

            (b) In the event an Indemnified Party should have a claim under
Section 7.3 against any Indemnifier that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifier. The Indemnifier shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifier disputes its liability to the Indemnified Party under this Article
7. If the Indemnifier does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifier under this Article 8, and the Indemnifier shall pay the amount of such liability to the Indemnified Party on demand, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of the claim) becomes finally determined.

                         ARTICLE VIII CERTAIN AGREEMENTS

            SECTION 8.1. Financial Statements and Other Reports. The Company shall deliver, or cause to be delivered to the Purchaser:

            (a) Monthly Financials. As soon as practicable and in any event within 30 days after the end of each calendar month of the Company, copies of the consolidated and consolidating income statement, operating cash flow statement, balance sheet and performance to budget analysis for the Company and its consolidated Subsidiaries for and as of the end of such month.

            (b) Quarterly Financials. As soon as practicable and in any event within 45 days after the end of each fiscal quarter of the Company, a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, and the related unaudited consolidated statements of income and of cash flows, as contained in the Form 10-Q for such fiscal quarter provided by the Company to the SEC, and if such Form 10-Q is no longer required to be so provided by the Company, then the Company shall provide the Purchaser with comparable financial statements, certified by the chief financial officer of the Company that they fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries, as appropriate, as at the end of such periods and for such periods, subject to changes resulting from audit and normal year-end adjustments.

            (c) Year-End Financials. As soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such year, and the related consolidated statements of income, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year, (1) accompanied by a report thereon of independent certified public accountants of recognized international standing selected by the Company and reasonably satisfactory to the Purchaser, which report shall state that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards without any limitations being imposed on the scope of such examination and (2) certified by the chief financial officer of the Company that they fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries, as at the dates and for the periods indicated, as appropriate.

            (d) Reconciliation Statement. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements, the financial statements of the Company and its Subsidiaries delivered pursuant to subsections (b), (c) or (e) of this Section will differ in any material respect from the financial statements that would have been delivered pursuant to such subsection had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to subsections (b), (c) or (e) following such change, financial statements of the Company and its consolidated Subsidiaries prepared on a pro forma basis, for (1) the current year to the effective date of such change and (2) the one full fiscal year immediately preceding the fiscal year in which such change is made, as if such change had been in effect during such period.

            (e) Accountants' Reports. Promptly upon receipt thereof, copies of all significant reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit.

            (f) Reports and Filings. Within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the SEC.

            (g) Events of Default etc. Promptly upon, but in any event no later than two Business Days after, any executive officer of the Company obtaining knowledge (1) of any condition or event that constitutes a violation or default, or becoming aware that any lender has given any notice or taken any other action with respect to a claimed violation or default under the instruments governing its outstanding debt, (2) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition that would be required to be disclosed in a current report filed by the Company with the SEC on Form 8-K (Items 1, 2, 4 and 5 of such Form as in effect on the date hereof) or (3) of any condition or event which has had or could reasonably be expected to have a Material Adverse Effect, an officer's certificate specifying the nature and period of existence of such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed violation, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto.

            (h) Litigation. promptly upon any executive officer of the Company obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any Subsidiary not previously disclosed by the Company to the Purchaser or (2) any material adverse development in any such action, suit, proceeding, governmental investigation or arbitration that, in any case involves claims in excess of $500,000 in the aggregate or would reasonably be expected to cause a Material Adverse Effect, the Company shall promptly give notice thereof to the Purchaser and provide such other information as may be reasonably available to them to enable the Purchaser and its counsel to evaluate such matters;

            (i) Financial Plans. As soon as practicable and in any event no later than 30 days before the end of any fiscal year of the Company, a budget and financial forecast for the Company and its Subsidiaries including, (1) a forecasted operating cash flows statement of the Company and its Subsidiaries for the next succeeding fiscal year, (2) forecasted operating cash flows statement of the Company and its Subsidiaries for each fiscal quarter of the next succeeding fiscal year and (3) such other information and projections as the Purchaser may reasonably request, in each case, in a format satisfactory to the Purchaser.

            (j) Other Information. With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Purchaser.

                            ARTICLE IX MISCELLANEOUS

            SECTION 9.1. Other Definitions. The following terms as used in this Agreement shall have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

            "Aplitec" means Net 1 Applied Technology Holdings Limited, a public company incorporated in South Africa and listed on the Johannesburg Stock Exchange.

            "Applied Technologies" means Net 1 Applied Technologies S.a.r.l. or such other name as determined by the Company, a Luxembourg company to be incorporated or formed as a wholly owned subsidiary of the Company.

            "Asset Purchase Agreement" means the Asset Purchase Agreement between Luxco and the Company whereby the Company will purchase on behalf of Applied Technologies certain intellectual property from Luxco.

            "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Disclosure Schedule to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

            "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            "Brait Nominee" means any individual nominated by the Purchaser or any purchaser nominee for election to the Board of Directors.

            "Claim Notice" means written notification pursuant to Section 7.4 of a Third Party Claim as to which indemnity under Section 7.3 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifier under Section 7.4, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

            "Dispute Period" means the period ending thirty (30) calendar days following receipt by the Indemnifier of either a Claim Notice or an Indemnity Notice.

            "Environmental Laws" means all applicable Laws and Orders relating in any manner to contamination, pollution or protection of human health, natural resources or the environment.

            "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring or conditions existing, on or prior to the Closing Date.

            "Environmental Permits" means all Permits and other governmental authorizations required under Environmental Laws for the Company to conduct its operations.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "GAAP" means generally accepted accounting principles, consistently applied.


            "Governmental Entity" means any government, quasi-governmental authority, court, tribunal, arbitrator, authority, regulatory body, agency, commission, official or other instrumentality and any supranational organization of sovereign states exercising such function for such sovereign states of the United States or any foreign country or any domestic or foreign state, county, city or other political subdivision exercising executive, legislative or judicial authority.

            "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.


            "Hazardous Materials" means all hazardous, infectious, dangerous or toxic substances, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, and any other material that is regulated pursuant to any Environmental Laws or that could result in any Loss under any Environmental Laws.

            "Intellectual Property" means all intellectual property, including without limitation all (i) (a) the patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how, (b) copyrights and works of authorship in any media, including computer programs, hardware, firmware, software, applications, files, specifications, Internet site content, databases and compilations, documentation and related items textual works, graphics, advertising, marketing and promotional materials, photographs, drawings, articles, textual works, the protected features of any utilitarian objects or pictorial or graphic works; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, proprietary or non-public information, documents, data, analyses, research and lists including but not limited to all design documents, specifications, source code and all current and potential customer lists; (ii) all registrations, applications, recordings and the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations or similar legal protections related thereto; (iii) all material licenses, consents, royalty and other agreements concerning all the foregoing; and (iv) all materials or tangible media embodying or incorporating the foregoing, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

            "Known" or "Knowledge" means, with respect to the Company or the Purchaser, the actual conscious knowledge of the Company or the Purchaser, as the case may be, or the knowledge that would be expected to have been obtained after reasonable inquiry, of any director or officer of the Company or the Purchaser, as the case may be.

            "Laws" means all laws, common law, statutes, rules, regulations, ordinances, constitutions, treaties, compacts, directives, codes, orders, Permits, authorizations, variances, rules, judicial decisions, governmental agreements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

            "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing).

            "Loss" means any and all liabilities, damages, fines, penalties, deficiencies, Taxes, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or any claim, default or assessment).

            "Luxco" means Net 1 Holdings S.a.r.l., a Luxembourg company.

            "Material Adverse Effect" means, with respect to the Purchaser or the Company, any effect that is material and adverse to the business, assets or financial condition of the Purchaser, or the Company, taken as a whole, respectively.

            "New Aplitec" means Newshelf 713 (Proprietary) Limited to be renamed "Net1 Applied Technologies South Africa (Proprietary) Limited" or a similar name, a private company incorporated in South Africa and whose ordinary shares will be owned 100% by the Company pursuant to terms of the Subscription Agreement.

            "New Aplitec A Class Shares" means the A class ordinary shares, par value ZAR 0.001 per share, of New Aplitec.

            "Order" means any writ, judgment, decree, injunction, award, settlement or stipulation, decision, determination, ruling, subpoena or verdict or similar order entered, issued, made or rendered by any Governmental Entity (in each such case whether preliminary or final).

            "Permit" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all U.S. federal, state or local or other non-U.S. laws and Governmental Entities.

            "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens,
(iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

            "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

            "SEC" means the U.S. Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

            "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claim for refund, and amended returns) relating to Taxes.

            "Technology Agreements" means the collective reference to (i) the Patent and Technology Agreement dated May 3, 2000 between Luxco and the Company and (ii) the Distribution Agreement, dated as of July 1, 2002, between the Company and Net 1 Investment Holdings (Pty) Limited.

            "ZAR" means the South African Rand.

            SECTION 9.2. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of New York. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, as the Purchaser may elect in its sole discretion, and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. The Company hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

            SECTION 9.3. Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time. This Agreement may not be assigned without the prior written consent of the other party, except that the Purchaser may assign its rights and obligations hereunder to any Affiliate or Affiliates or nominee purchasers of any of the Firm Shares and each nominee purchaser shall benefit from all the representations, warranties and covenants of the Company contained herein to the same degree as the Purchaser.

            SECTION 9.4. No Reliance. Except as provided in Section 9.3, no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and the Company and the Purchaser assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Company and the Purchaser contained in this Agreement.

            SECTION 9.5. Entire Agreement; Supersedes Prior Agreement. This Agreement and the Exhibits and Schedules hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

            SECTION 9.6. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            SECTION 9.7. Amendment and Waiver. This Agreement may be amended or modified, and the rights of the Company or the Purchaser hereunder may only be waived, upon the written consent of the Company and the Purchaser.

            SECTION 9.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

            SECTION 9.9. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below:

                If to the Company:

                Net 1 UEPS Technologies, Inc.
                325-744 West Hastings Street
                Vancouver, British Columbia, Canada
                V6C 1A5
                Attn: Chief Executive Officer

                with copies to:

                Schneider Weinberger LLP
                2499 Glades Road, Suite 108
                Boca Raton, FL 33431
                Telephone: (561) 362-9595
                Fax: (561) 362-9612
                Attn: Jim Schneider, Esq.

                If to the Purchaser:

                19 Baarestrasse
                Zug
                Switzerland
                Telephone:
                Fax: 0941 41 710 3377

                c/o Brait Capital
                Partners Limited
                19 Baarestrasse
                Zug
                Switzerland
                Telephone:

                Fax: 0941 41 710 3377

                with copies to:

                Simpson Thacher & Bartlett LLP
                425 Lexington Avenue
                New York, NY 10017
                Telephone: (212) 455-2000
                Fax: (212) 455-2502
                Attn: John W. Carr, Esq.

            SECTION 9.10. Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. The Company shall pay all fees and expenses as set forth in the Letter of Appointment dated April 25, 2003 from BAS to the Company. The Company shall, at or after the Closing, reimburse all reasonable expenses of the Purchaser incurred in connection with the transactions contemplated by this Agreement, including the payment of the reasonable fees, disbursements and expenses payable to consultants, accountants and counsel to the Purchaser. The Purchaser may, at its option, net any such amounts against amounts payable to the Company at the Closing.

            SECTION 9.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            SECTION 9.12. Termination. This Agreement may be terminated by (i) mutual agreement of the parties hereto or (ii) by the Purchaser or the Company in the event the Closing has not occurred by May 31, 2004; provided that this termination right may not be exercised by a party whose nonperformance has delayed the Closing. Upon termination of this Agreement pursuant to this Section, this Agreement shall be void and of no further force and effect and no party shall have any liability to any other party under this Agreement, except that nothing herein shall relieve any party from any liability for the breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and except as contemplated by Section 9.10.

            SECTION 9.13. Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

            IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

                               NET 1 UEPS TECHNOLOGIES, INC.

                               By:    /s/ Claude Guerard
                                      -----------------------------------------
                               Name:  Claude Guerard
                               Title: Chief Executive Officer

                               SAPEF III INTERNATIONAL G.P. LIMITED

                               By:    /s/ Hans Schibli
                                      -----------------------------------------
                               Name:  Hans Schibli
                               Title: Director

                       Schedule 3.17 - Disclosure Schedule

Patent and Technology Agreement between Luxco and the Company dated May 3, 2000

Distribution Agreement between the Company and Net 1 Investment Holdings (Pty) Limited dated July 1, 2002

                                                                       EXHIBIT A

     Articles of Amendment to the Articles of Incorporation of the Company

                                                                       EXHIBIT B

                    FORM OF OPINION OF COUNSEL TO THE COMPANY

            The Purchaser shall have received the favorable opinion, dated as of the Closing Date, of Schneider Weinberger LLP, counsel to the Company, in form and substance satisfactory to the Purchaser, and addressed to the Purchaser and to the effect that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Florida and has full corporate power and authority to conduct its business as described in the Proxy Statement/Prospectus.

2. The Company has full corporate power and authority to enter into and perform its obligations under the Stock Purchase Agreement and the transactions contemplated thereby and to issue the Common Shares. The execution and delivery of the Stock Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Stock Purchase Agreement has been duly executed and delivered, and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

3. The Common Shares have been duly authorized and, upon payment and delivery in accordance with the Stock Purchase Agreement, will be, validly issued, fully paid and nonassessable.

4. The statements made in the Proxy Statement/Prospectus under the caption "Description of Capital Stock", insofar as they purport to constitute summaries of the terms of the Common Stock and Preferred Stock, constitute accurate summaries of the terms of such Common Stock and Preferred Stock in all material respects.

5. No consent, approval, authorization, order, registration or qualification of or with any federal or Florida governmental agency or body, to such Counsel's knowledge, any federal or Florida court or any Florida court acting pursuant to the Florida Business Corporation Act is required for the issue and sale of the shares of Common Stock by the Company or the issuance of the shares of Convertible Preference Stock by the Company, except for the registration under the Securities Act of such shares, and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase shares of Common Stock by the Purchaser.

6. There are no preemptive rights under federal or Florida law to subscribe for or purchase shares of the Common Stock. There are no preemptive or other rights to subscribe for or purchase, nor any restriction upon the voting or transfer of, any shares of the Common Stock pursuant to the Company's Articles of Incorporation or By-laws or any agreement or other instrument filed on the annexed schedule furnished to us by the Company.

7. To such Counsel's knowledge, there are no statutes or pending or threatened legal or governmental proceedings against the Company required to be described in the Proxy Statement/Prospectus which are not described as required, or any contracts or documents to which the Company is a party of a character required to be described in the Proxy Statement/Prospectus or to be filed as exhibits to the Proxy Statement/Prospectus or incorporated by reference therein that are not described and filed or incorporated by reference as required.

8. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $0.001 per share, and 300,000,000 shares of Preferred Stock, par value of $0.001 per share.

9. The Company is not an "investment company" within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.